Exhibit 4.1

THIS CERTIFICATE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE NOMINEE OF THE ENTITY APPOINTED AS COMMON SAFEKEEPER (THE “CSK”) FOR CLEARSTREAM BANKING, S.A. (“CLEARSTREAM”) AND EUROCLEAR BANK SA/NV (“EUROCLEAR” AND, TOGETHER WITH CLEARSTREAM, THE “CLEARING SYSTEMS”). TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO NOMINEES OF THE CSK OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

WPC Eurobond B.V.

1.350% Senior Note due 2028

REGISTERED	PRINCIPAL AMOUNT: €500,000,000
No. R-1

ISIN: XS2052968596

Common Code: 205296859

This certifies that the person whose name is entered in the register maintained by the Registrar in relation to the Notes (the “Register”) is the duly registered holder (the “Holder”) of Notes in the aggregate principal amount of €500,000,000 or such other amount as is shown on Register as being represented by this Global Note and is duly endorsed (for information purposes only) in the fourth column of the Schedule of Increases and Decreases in Note attached to this Global Note.

WPC Eurobond B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) promises to pay to each Holder the aggregate principal amount shown on the Register as being represented by this Global Note on April 15, 2028 (the “Stated Maturity Date”).

Interest Payment Date: April 15 of each year, commencing April 15, 2020 (short first coupon).

Regular Record Date: The Business Day immediately preceding the applicable Interest Payment Date.

Issue Date: September 19, 2019

Additional provisions of this Note are set forth on the reverse side hereof.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

WPC EUROBOND B.V.

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

U.S. Bank National Association, as
Trustee, certifies that this is one of the Notes
referred to in the Indenture.

By:
Authorized Signatory

Date: September , 2019

EFFECTUATED for and on behalf of

CLEARSTREAM BANKING, S.A.

as common safekeeper, without recourse,
warranty or liability

By:
Authorized Signatory

Date: September , 2019

[FORM OF REVERSE SIDE OF GLOBAL NOTE]

1.350% Senior Note due 2028

General. This Note is one of a duly authorized issue of Securities of WPC Eurobond B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), as issuer (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), issued and to be issued in one or more series under an indenture (the “Original Indenture”), dated as of November 8, 2016, by and among the Company, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), as supplemented by a Fourth Supplemental Indenture thereto, dated as of September 19, 2019 (the “Fourth Supplemental Indenture,” and together with the Original Indenture, the “Indenture”), by and among the Company, the Guarantor and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “1.350% Senior Notes due 2028” (collectively, the “Notes”), limited, except as specified below, in aggregate principal amount to Five Hundred Million EURO (€500,000,000). To the extent the terms of this Note conflict with the terms of the Indenture, the terms of this Note shall govern. For the avoidance of doubt, the Securities (1) shall be evidenced by this Global Note at all times, (2) are Registered Securities as such term is defined in the Indenture and (3) shall be registered as to both principal and stated interest with such principal and interest payable solely to the Holders thereof; the Company shall take no action that would cause the Securities to not meet the foregoing requirements.

The Guarantee. To guarantee the full and punctual payment when due, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, of principal of and premium, if any, and interest on the Notes and all other obligations of the Company under this Indenture, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantor has fully, unconditionally and irrevocably guaranteed such obligations pursuant to the terms of the Indenture. The Guarantee is an unsecured and unsubordinated obligation of the Guarantor and ranks equally with all other unsecured and unsubordinated indebtedness and obligations of the Guarantor.

Payment of Interest. Interest on this Note shall be payable, annually in arrears, on each Interest Payment Date and shall be computed on the basis of an ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Business Day, as defined in the Indenture, immediately preceding such Interest Payment Date (the “Regular Record Date”). Any such interest not punctually paid or duly provided for on an Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest may be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, not inconsistent with the requirements of the Irish Stock Exchange or any other securities exchange on which the Notes may be listed, all as more fully provided in the Indenture.

Interest on the Notes shall be payable to the Paying Agent by electronic means, in Euro. Interest payable on Global Notes shall be made in immediately available funds to the Clearing Systems or to the nominee of the CSK, as the case may be, as the registered Holder of such Global Note. If any of the Notes are no longer represented by Global Notes, payment of interest on the Notes in definitive form may, at the option of the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, be made by electronic means directly to Holders at their registered addresses.

Issuance in Euro. Principal of, and premium, if any, and interest on the Notes shall be payable in Euro. If Euro is unavailable to the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, due to the imposition of exchange controls or other circumstances beyond the Company’s, the Guarantor’s or the Operating Partnership’s, as applicable, control or the Euro is no longer used by the member states of the European Monetary Union that have adopted the Euro as their currency for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes shall be made in Dollars until Euro is again available to the Company, the Guarantor or the Operating Partnership, as applicable, or so used. In such case, the amount payable on any date in Euro shall be converted to Dollars on the basis of the Market Exchange Rate on the second Business Day before the date that payment is due, or if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate on or before the date that payment is due. Any payment in respect of the Notes so made in Dollars shall not constitute an Event of Default under the Indenture. Neither the Trustee nor any Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling re-denominations.

“Market Exchange Rate” means the noon buying rate in the City of New York for cable transfers of Euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

Optional Redemption; Redemption for Tax Reasons. The provisions of Article Twelve of the Original Indenture (defined below) shall apply to this Note, as supplemented or amended by the following paragraphs.

The Notes shall be redeemable, at the Company's sole option, in whole at any time or in part from time to time, in each case prior to January 15, 2028 (i.e., three months prior to the Stated Maturity Date), for cash, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (exclusive of unpaid interest accrued to, but not including, such Redemption Date), discounted to such Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association)) at the Comparable Government Bond Rate plus 0.350%, plus, in each case, unpaid interest, if any, accrued to, but not including, such Redemption Date.

In addition, at any time on or after January 15, 2028 (i.e., three months prior to the Stated Maturity Date), the Notes shall be redeemable, at the Company's sole option, in whole at any time or in part from time to time, for cash, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued to, but not including, such Redemption Date.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the Netherlands or the United States (or any taxing authority thereof or therein), as applicable, or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after September 19, 2019, the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, becomes or, based upon a written opinion of independent counsel selected by them, shall become obligated to pay Additional Amounts with respect to the Notes, then the Notes may be redeemed at the option of the Company, in whole, but not in part, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed plus unpaid interest, if any, accrued to, but not including, such Redemption Date.

Notwithstanding the foregoing, interest shall be payable to Holders of the Notes on the Regular Record Date applicable to an Interest Payment Date falling on or before such Redemption Date.

The following definitions shall apply with respect to the foregoing:

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes to be redeemed, or if the Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by such Independent Investment Banker, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an Independent Investment Banker.

“Independent Investment Banker” means each of Merrill Lynch International, J.P. Morgan Securities plc and Barclays Bank PLC and their respective successors, or, if none of such firms are willing or able to select the Comparable Government Bond, an independent investment banking institution of international standing appointed by the Company.

In order to exercise the Company’s right of optional redemption or redemption for tax reasons, the Company (or, at the Company's request, the Paying Agent on its behalf) must transmit a notice of redemption to each Holder of Notes to be redeemed at least 30 days but not more than 60 days prior to the Redemption Date. Such notice of redemption shall specify the principal amount of Notes to be redeemed, the CUSIP, ISIN and Common Code numbers of the Notes to be redeemed, the Redemption Date, the Redemption Price, the place or places of payment, and that payment shall be made upon presentation and surrender of such Notes. Once notice of redemption is delivered to Holders, the Notes called for redemption shall become due and payable on the Redemption Date at the Redemption Price. On the Redemption Date, the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall deposit with the Trustee or the Paying Agent an amount of money sufficient to redeem on the Redemption Date all the Notes so called for redemption at the Redemption Price.

Unless there is a default in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or any portion of the Notes called for redemption from and including the Redemption Date.

If less than all of the Notes are to be redeemed, the Trustee, upon prior notice from the Company, shall select the Notes to be redeemed, which, in the case of Notes in book-entry form, shall be in accordance with the procedures of the applicable depositary or common safekeeper. The Trustee may select Notes and portions of Notes in amounts of €100,000 and integral multiples of €1,000 in excess thereof.

Payment of Additional Amounts. All payments in respect of the Notes shall be made by Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the Netherlands or the United States or any taxing authority thereof or therein, as applicable, unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall pay to a Holder who is not a United States person, as applicable, such additional amounts (the “Additional Amounts”) on the Securities as are necessary in order that the net payment by the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, or a Paying Agent of principal of, and premium, if any, and interest on, the Securities to such Holder, after such withholding or deduction, shall not be less than the amount provided in the Securities to be then due and payable, provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to the exceptions provided for in Section 1104 of the Original Indenture.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided hereunder, neither the Company nor the Guarantor nor the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall be required to make any payment for any tax, duty, assessment or governmental charge of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

Place of Payment. The Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, shall make payment of the principal of, or premium, if any, and interest on, this Note to the Paying Agent by electronic means, in Euro.

Time of Payment. If an Interest Payment Date, the Stated Maturity Date or any Redemption Date falls on a day that is not a Business Day, the required payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, the Stated Maturity Date or such Redemption Date, as the case may be, and no additional interest shall accrue on such payment as a result of payment on such next succeeding Business Day.

Further Issuance. The Company may, from time to time, without notice to, or the consent of, the Holders of the Notes, increase the principal amount of the series of Notes and issue and sell additional Securities (“Additional Securities”) ranking equally and ratably with, and having the same interest rate, maturity and other terms as, the originally issued Notes (other than the issue date and, to the extent applicable, issue price, initial Interest Payment Date and initial date of interest accrual). Any such Additional Securities shall be consolidated, and constitute a single series of Securities, with the originally issued Notes for all purposes; provided, however, that any such Additional Securities that have the same CUSIP, ISIN, Common Code or other identifying number of any Outstanding Notes must be fungible with such Outstanding Notes for U.S. federal income tax purposes. If this Note is represented by a Global Note, details of such Additional Securities may be entered in the records of the relevant Clearing Systems such that the nominal amount of Notes represented by this Global Note may be increased by the amount of such Additional Securities so issued.

Possible Future Operating Partnership Guarantee. Upon and following consummation of the UPREIT Reorganization, if the Operating Partnership incurs or assumes any recourse Funded Debt, or guarantees or otherwise becomes obligated with respect to any other entity's Funded Debt, then the Guarantor shall cause the Operating Partnership, within 10 Business Days of such incurrence, assumption, guarantee or other action, to (i) execute and deliver to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, pursuant to which the Operating Partnership shall fully, unconditionally and irrevocably guarantee all of the payment and other obligations under the Notes in a timely manner on a senior unsecured basis on terms consistent with the Guarantee and (ii) deliver to the Trustee an Officer's Certificate and an opinion of counsel to the effect that each of such supplemental indenture and such Operating Partnership Guarantee has been duly authorized, executed and delivered by, and constitutes a valid, legally binding and enforceable obligation of, the Operating Partnership, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws or by general principles of equity. Any such Operating Partnership Guarantee shall provide that holders of the Notes shall be entitled to proceed directly against the Operating Partnership without exercising their remedies against any other obligor.

Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared, and in certain cases shall automatically become, due and payable in the manner and with the effect provided in the Indenture.

Sinking Fund. The Notes are not subject to, or entitled to the benefits of, any sinking fund.

Satisfaction and Discharge. The Indenture contains provisions where, upon the Company’s direction and satisfaction of certain conditions, the Indenture shall cease to be of further effect with respect to the Notes, subject to the survival of specified provisions of the Indenture.

Legal Defeasance and Covenant Defeasance. The Indenture contains provisions for legal defeasance of certain obligations of the Company, the Guarantor and the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, under this Note and the Indenture and covenant defeasance of certain obligations of the Company, the Guarantor and the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, under the Indenture.

Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, Guarantor and the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, and the rights of the Holders of the Securities. Such amendment and modification may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby (voting as separate classes). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series, on behalf of the Holders of all Outstanding Securities of such series, to waive compliance by the Company, the Guarantor or the Operating Partnership, as applicable, with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series to waive, on behalf of the Holders of all Outstanding Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver in respect of the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

Limitation on Suits. As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, as well as an offer of indemnity or security reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes. Notwithstanding any other provision of the Indenture, each Holder of a Note shall have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on, such Note on the respective due dates therefor and to institute suit for the enforcement therefor, and this right shall not be impaired without the consent of such Holder.

Authorized Denominations. The Notes are issuable only in registered form without coupons in minimum denominations of €100,000 or any integral multiple of €1,000 in excess thereof.

Effectuation. This Note shall not be valid for any purposes until it has been effectuated for or on behalf of the entity appointed as common safekeeper by the relevant Clearing Systems.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Security Registrar upon surrender of this Note for registration of transfer, at the Office of the Paying Agent (or, otherwise, in accordance with applicable procedures of Euroclear and Clearstream) duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees. The Indenture is written with the intention of meeting the requirements for the Note to be in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (and any other relevant or successor provisions of the Code) and is to be so construed.

As provided in the Indenture and subject to certain limitations herein and therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, the Trustee and any agent of the Company, the Guarantor, the Operating Partnership if an Operating Partnership Guarantee has been issued, the Trustee or the Paying Agent may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Guarantor or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, the Trustee, the Paying Agent or any such agent shall be affected by notice to the contrary.

Defined Terms. All terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

Governing Law. The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401. EACH OF THE COMPANY, the Guarantor AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Company has caused “ISIN” numbers and a Common Code to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such ISIN number or Common Code printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,

including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The following increases or decreases in this Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease or increase	Signature of authorized signatory of Common Service Provider to the Clearing Systems